SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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OPTi Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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OPTi Inc.

One First Street, Suite 14

Los Altos, CA 94022

CONSENT SOLICITATION STATEMENT

The Board of Directors (the “Board”) of OPTi Inc. (the “Company”) is providing this Consent Solicitation Statement to the Company’s shareholders in connection with the solicitation of written consent pursuant to California General Corporation Law (“CGCL”) Section 603 and Section 2.10 of the Company’s Bylaws. As discussed in more detail in this Consent Solicitation Statement, the Board has unanimously approved the voluntary winding up and dissolution of the Company pursuant to a Plan of Liquidation (the “Proposal”), subject to the approval of the Company’s shareholders.

The Board is soliciting shareholder approval of the Proposal by written consent in lieu of a meeting of shareholders as the Board believes that it is in the best interests of the Company and its shareholders to solicit such approval in the most timely and cost effective manner. A form of written consent is enclosed for your use.

The Board intends to mail this Consent Solicitation Statement and accompanying form of written consent on or about March 19, 2012. The Board has fixed a record date of March 9, 2012 (the “Record Date”) for determination of those shareholders entitled to give written consent.

Your consent is important. Although the Board has approved the Proposal, a vote of shareholders holding shares representing 50% or more of the voting power is required to approve the Company’s voluntary dissolution under California law.

The Board unanimously recommends that you consent to the Proposal. Voluntary proceedings for winding up the Company will commence upon the receipt of the written consent of shareholders holding shares representing 50% or more of the voting power of the Company. However, the Board would like to obtain as many consents as possible.

CONSENT PROCEDURE

General

As discussed in more detail in this Consent Solicitation Statement, the Board is asking the Company’s shareholders to consent to the Proposal.

Voting; Record Date

Only holders of record of Company stock as of the Record Date are entitled to consent to the Proposal. There were 11,645,903 shares of Company common stock outstanding as of the Record Date. Each share of common stock is entitled to one vote on the Proposal.

Vote Required

The Proposal will be deemed approved when and if the written consents of shareholders representing fifty percent (50%) or more of the voting power of the outstanding common stock are received by the Company.

Revocation of Consent

Any shareholder giving written consent to the Proposal may revoke such consent in a writing received by the Company prior to the time that a sufficient number of written consents to approve the Proposal have been received by the Company.

Notice of Availability of Materials

This Consent Solicitation Statement and the written consent form to be completed by shareholders in connection herewith may be obtained by contacting Michael Mazzoni via email at mmazzoni@opti.com or by telephone at (650) 213-8550. Shareholders are encouraged to review the Company’s Annual Report filed with the Securities and Exchange Commission on June 29, 2011 and its most recent Quarterly Report filed on February 16, 2012, which reports and financial statements are incorporated by reference in this Statement. Copies of these reports may be obtained online at www.sec.gov or may be obtained without charge upon written or oral request by contacting Mr. Mazzoni as noted above or by mail at One First Street, Suite 14, Los Altos, CA 94022.

NO APPRAISAL RIGHTS

Neither California law nor the Company’s Articles of Incorporation or Bylaws provide the Company’s shareholders with dissenters’ rights with respect to the Proposal.

PROPOSAL

Voluntary Dissolution of Company Pursuant to Plan of Liquidation

The Company’s shareholders are being asked to consent to wind up and dissolve the Company pursuant to the Plan of Liquidation (the “Proposal”). If approved, the Company will be liquidated pursuant to the Plan of Liquidation described below.

The Board has unanimously approved the voluntary winding up and dissolution of the Company, the Plan of Liquidation, and the submission of the Proposal to the Company’s shareholders for approval.

If the Company’s shareholders do not consent to the Proposal, then the Company will not liquidate at this time. However, the Board believes that it has carefully considered all viable alternatives available to the Company and that liquidation is the best alternative for the reasons set forth below, and accordingly recommends approval of the Proposal.

Background and Reasons for Dissolution

The Company’s business strategy has been to pursue licensing opportunities to resolve potential infringement of the Company’s proprietary intellectual property. However, the Company believes that it has already entered into license agreements with the major developers of core logic chipsets and has exhausted the litigation opportunities that may be worth pursuing. The Company currently has only one legal action pending, and after a thorough review of over twenty other companies using similar technology with the Company’s outside litigation counsel which was completed in the first half of 2011, the Company has not identified any other potential infringers that it would make economic sense to pursue. The Board also considered the fact that the Company’s patents which form the basis of the Company’s licensing and litigation efforts will expire in July 2015 and February 2016. The Board concluded that even in the unlikely event that the Company was able to identify another viable defendant and was successful in an infringement action against such defendant, by the time of settlement or other resolution of any such action, the value of any payments would be adversely affected by the limited remaining life of the patents. Accordingly, the Board concluded in December 2011 that it is in the best interests of the Company and its shareholders to cease spending the Company’s cash in attempting to identify and pursue potential litigation opportunities which would likely have negative financial results for the Company.

In addition to attempting to identify other potential defendants, the Board has also explored entering into a partnership with another entity and becoming a “non-practicing entity”. In the course of exploring these potential opportunities, the Company retained the assistance of independent experts to help it evaluate alternatives, including the Company’s outside counsel, the Company’s accountants and other consultants.

Beginning in November 2010 the Company explored an opportunity which would have enabled the Company to license rights to a third party’s intellectual property and pursue licensing opportunities and litigation to resolve potential infringement of such intellectual property. However, in the third quarter of 2011 the third party decided against this partnership in light of the Company’s status as a public company with its resulting reporting obligations. The Company considered terminating its reporting obligations, but determined that doing so would cause the Company’s stock to cease to be traded on the Over the Counter Bulletin Board which would result in loss of liquidity for the Company’s shareholders. In addition, an announcement that the Company was terminating its reporting obligations would likely result in a material reduction in the Company’s share price. The Board determined that these negative consequences to shareholders outweighed the potential benefits to the Company of pursuing this potential partnership.

In 2011, the Company also explored the possibility of operating as a “non-practicing entity”, in which the Company would raise capital to acquire intellectual property rights with the intent of pursuing licensing opportunities and litigation to resolve potential infringement of such intellectual property. However, the Company’s efforts to do so were unsuccessful given the uncertainty that the acquisition of new intellectual property could result in successful litigation. In addition, the Company determined in consultation with an industry expert that it would need to raise at least $50 million of new capital in order to compete against larger, more established non-practicing entities to acquire a valuable and diversified intellectual property portfolio and to hire an experienced staff to maximize the value of such portfolio. In October 2011, after consulting with investment bankers, the Board determined that the Company is not in a position to raise the necessary capital and therefore believes that taking such a course of action would not be in the best interests of the Company and its shareholders.

After considering the foregoing alternatives for more than a year and in light of the absence of other viable alternatives, in December 2011 the Board determined in its business judgment that the shareholders would obtain the greatest return by an orderly winding up and dissolution of the Company, pursuant to which proceeds from the resolution of any remaining litigation and any other assets less payment of applicable liabilities and obligations would be distributed to its shareholders. The Board reached this conclusion independently without participation from any of the major shareholders of the Company. See “Board Approvals and Board Recommendation” below.

Summary of the Plan of Liquidation

If approved by the Company’s shareholders, the winding up of the Company’s business and the Company’s liquidation will proceed pursuant to the Plan of Liquidation (the “Plan”). The Plan is attached hereto as Exhibit A, and this summary of the Plan is qualified in its entirety by reference to Exhibit A.

Effective Date of the Plan; Liquidation Period.

The Plan will become effective upon its approval by the Company’s shareholders holding shares representing fifty percent (50%) or more of the voting power. Pursuant to the Plan, the Company shall take all actions to complete the liquidation and dissolution within the liquidation period, which shall end by the last day of the third year ending after the close of the taxable year during which the first liquidating distribution is made (the “Liquidation Period”), which shall be March 31, 2016. The duration of the Liquidation Period was determined in light of the Company’s ongoing litigation, as the Board was concerned with the Company having sufficient time to prosecute currently pending litigation and any potential appeals. A shorter liquidation period may not allow the Company adequate time to achieve these goals, possibly resulting in the shareholders of the Company not receiving the full value from such litigation. See “Winding Up of Company Business; Ongoing Litigation” below.

Liabilities; Liquidating Distributions.

During the Liquidation Period, the Company shall pay or discharge all of the Company’s liabilities and obligations. The Company’s only significant assets consist of cash and patent infringement claims which it intends to reduce to cash; the Company shall distribute to its shareholders cash available for distribution in such manner as may be determined by the Company’s Board of Directors in its sole discretion subject to the cash needs of the Company to wind up its business, pay its liabilities, pursue pending litigation and defend any new litigation that may be filed against the Company. The cash available for distribution to the shareholders will be reduced by payment of the Company’s outstanding liabilities and obligations, including the expenses of the Company in connection with the resolution of litigation and the winding up process. See “Winding Up of Company Business; Ongoing Litigation” below.

Contingent upon the approval of the Proposal by the Company’s shareholders, the first liquidating distribution to the shareholders will be in the aggregate amount of $12,810,493.30 or $1.10 per share of the Company’s Common Stock and will be made within sixty days after the Company’s announcement that the Proposal has been approved. The pro forma effect of such distribution on the Company’s balance sheet is as follows:

OPTi Inc

Pro Forma Consolidated Balance Sheet

(in thousands)

	December 31, 2011	Proposed Liquidating Distribution	Adjusted December 31, 2011
Current Assets
Cash and cash equivalents	$22,507	$12,811	$9,696
Prepaid expenses and other current assets	49	—	49
Income tax receivable	1,174	—	1,174
Deferred tax assets	—	—	—

Total current assets	23,730	12,811	10,919
Property and equipment, at cost
Machinery and equipment	43	—	43
Furniture and fixtures	17	—	17

	60	—	60
Accumulated depreciation	(50)	—	(50)

Total Property and equipment, net	10	—	10
Other assets
Deposits	—	—	—
Non-current deferred tax assets	—	—	—

Total other assets	—	—	—

TOTAL ASSETS	$23,740	$12,811	$10,929

Current Liabilities
Accounts payable	$79	$—	$79
Accrued expenses	229	—	229
Accrued employee compensation	9	—	9
Taxes payable	—	—	—

Total current liabilities	317	—	317
Other liabilities
Non current deferred tax liability	3,759	—	3,759

Total Liabilities	4,076	—	4,076
Stockholders’ equity	19,664	12,811	6,853

Total stockholders’ equity	19,664	12,811	6,853

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,740	$12,811	$10,929

Aside from a $7,200 Shareholder Return Bonus currently due, none of the Company’s managers will be entitled to any portion of such distribution except in their capacities as shareholders of the Company. No additional Shareholder Return Bonus beyond such $7,200 will be paid unless and until the Company’s pending litigation is successfully resolved. Please see “Officer Bonus Arrangements” below.

The amount and timing of future distributions will be determined at the sole discretion of the Board subject to the cash needs of the Company to wind up its business, pay its liabilities, pursue pending litigation and defend any new litigation that may be filed against the Company. As soon as it is reasonable and practicable during the

Liquidation Period, the Company will make further liquidating distributions to its shareholders. However, the dates and amounts of such subsequent distributions are unpredictable since they are dependent on the outcome and timing of the Company’s currently pending litigation and the amount of expenses to be incurred by the Company in connection with the winding up of the Company (including any expenses incurred in defending the Company and/or its directors against potential litigation from its shareholders or others with respect to the Plan of Liquidation or other matters). See below “Uncertainty Over Winding Up and Dissolution of the Company”. No distribution will be made of any business or properties of the Company other than the proceeds of litigation.

Tax Considerations.

The following discussion summarizes certain U.S. federal income tax consequences of the Plan that may be relevant to the shareholders of Company stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued under the Code, law, judicial decisions, and administrative pronouncements, all of which are subject to different interpretation or change. Any change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This discussion only applies to shareholders who hold their shares of Company stock as capital assets and only addresses distributions of cash proceeds as part of the Plan. This discussion does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances (such as shareholders subject to the alternative minimum tax, the Medicare contribution tax or back-up withholding or shareholders owning multiple blocks of Company stock) or that are subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, partnerships, disregarded entities or other flow-through entities, mutual funds, tax-exempt organizations, trusts, estates, retirement plans, regulated investment companies, shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, grantor trusts, insurance companies, traders or dealers in securities or foreign currencies, persons (including traders in securities) using a mark-to-market method of accounting, persons holding the Company stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, any person who is not a “United States person” within the meaning of the Code, former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or persons who acquire Company stock in connection with employment or other performance of services). This summary does not discuss the effect of other U.S. federal tax laws (such as estate and gift tax laws), and does not discuss any state, local, or foreign tax laws or tax treaties.

We have not sought and will not seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the Plan, or that any such position would not be sustained.

Company shareholders should consult their own tax advisors with regard to the application of the tax consequences discussed herein and the application of any other U.S. federal, state, local and foreign tax laws and tax treaties including gift and estate tax laws.

The transactions completed pursuant to the Plan are to result in the “complete liquidation” of the Company within the meaning of Sections 331 and 336 of the Code and the Treasury regulations promulgated thereunder. In general, as part of a “complete liquidation,” shareholders compute gain or loss by subtracting their adjusted basis of the stock from the amount realized (i.e., the net proceeds received in the liquidation) and report any difference as capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if a Company shareholder’s holding period in respect of the stock is more than one year. Net long-term capital gains, recognized by a Company shareholder who is an individual, are currently subject to a fifteen percent (15%) rate. As of the date hereof, such reduced rates for long term capital gain are scheduled to increase for tax years beginning after December 31, 2012. The long-term capital gains of Company shareholders that are corporations and the short-term capital gains of both corporate and non-corporate Company shareholders are taxed at the same rates as their ordinary income. The deductibility of capital losses of corporate and non-corporate Company shareholders are subject to limitations. As described above, the Company may make several liquidating distributions (of differing amounts and on various dates) to shareholders pursuant to the Plan. Generally, in a complete liquidation, a shareholder recognizes gain after all basis is recovered but any resulting loss may not be recognized until the shareholder receives the final liquidating distribution.

The Company will, within thirty (30) days after the effective date of the Plan, file a United States Internal Revenue Service Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with the Plan and the carrying out thereof. Further, the Company will provide any shareholder receiving property pursuant to the Plan in excess of $600 or more in a calendar year an IRS Form 1099-DIV.

Each shareholder of Company stock should consult with their own tax advisor to determine whether the shareholder needs to include a statement described in Treasury regulation Section 1.331-1(d)(2) with its federal income tax return for years ending prior to the completion of the complete liquidation.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, COMPANY SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT OR ANY ATTACHED EXHIBIT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL TAX LAW; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE PLAN; AND (3) COMPANY SHAREHOLDERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR.

Winding Up of Company Business; Ongoing Litigation

Upon the receipt by the Company of sufficient shareholder consents for the Proposal, the Company shall cease to carry on business except to the extent necessary for the beneficial winding up thereof and except as to preserve the Company’s goodwill or going-concern value.

The Company intends to continue to conduct its ongoing litigation against VIA Technologies, Inc. and Silicon Integrated Systems Corp. during the Liquidation Period. A trial date has been set for November 2012, however, this date will likely be postponed.

In addition, the Company may be compelled to defend itself and its directors against litigation initiated by its shareholders or others in connection with the Plan of Liquidation and the winding up of the Company. See below “Uncertainty Over Winding Up and Dissolution of the Company”.

Governance of the Company During Liquidation Period

Pursuant to CGCL Sections 1903(b) and 2001, the Board and the officers of the Company shall continue to manage and govern the affairs of the Company during the winding up period, through the date of the Company’s dissolution. The Board shall have full powers to wind up and settle the affairs of the Company. During the Liquidation Period, the Board and the officers of the Company will seek to maximize shareholder value in order to maximize the liquidating distributions to each shareholder.

The Company anticipates conducting annual elections for its directors during the Liquidation Period. The Company does not anticipate making changes to the composition of the Board absent the resignation of directors, as the Board will be focused on the orderly winding up of the Company.

The Board and officers of the Company shall continue to be indemnified to the fullest extent permitted by applicable law. It is anticipated that management compensation will remain at current levels until the Company’s litigation has been finally resolved.

Continued Trading of Company Stock

The Company intends to allow for the continued trading of the Company’s stock on the Over the Counter Bulletin Board during the winding up of the Company, until the date of the Company’s final dissolution. While the Company has verified with the OTC Bulletin Board that its stock will continue to trade during the Liquidation Period, there can be no assurance that there will be sufficient activity to permit the stock to do so.

Continued SEC Reporting

The Company also intends to continue to file required reports with the Securities and Exchange Commission until the date of the Company’s final dissolution.

Uncertainty Over Winding Up and Dissolution of the Company

The Company’s shareholders are being asked to consent to the Proposal, but may not approve the Proposal. This may result in the Company incurring substantial expense in attempting to develop other alternatives which may not be available or viable. Even if the Company’s shareholders approve the Proposal, certain shareholders may attempt to challenge the implementation or the advisability of the Plan of Liquidation. For example, on February 9, 2012 a class action was filed in Federal District Court for the Northern District of California alleging that the directors of the Company breached their fiduciary duties in approving the Proposal and violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 in allegedly issuing a consent solicitation statement with the intention of obtaining shareholder approval. The complaint also alleged that the Company aided and abetted the directors’ breach of fiduciary duty. The Company believes that this action was without merit. The complaint was voluntarily dismissed without prejudice on February 24, 2012, but other actions could be filed by the same plaintiff or others. Defending such actions could reduce the assets of the Company available for distribution to its shareholders.

In addition, shareholders may petition the California Superior Court to take jurisdiction over the dissolution of the Company, resulting in uncertainty as to the method and timing of the Company’s dissolution.

There can be no assurance that the liquidation will proceed smoothly or on time as a result of pending litigation and/or future litigation or other events.

Board Approval and Board Recommendation

The Board has unanimously approved the Proposal and recommends that the Company’s shareholders consent to the Proposal.

The Company’s largest shareholder (S. Muoio & Co. LLC and its affiliates) holds approximately 35% of the Company’s outstanding common stock, and has indicated in its public filings with the Securities and Exchange Commission that it may engage in discussions with the Company regarding the timing and characterization of cash distributions to shareholders and the potential orderly liquidation of the Company. As previously disclosed, this shareholder unsuccessfully attempted to elect its representative to the Company’s Board, but it has not engaged in discussions with the Company regarding liquidation. Although the Board was aware of the position of this shareholder as indicated in the shareholder’s public filings, the Board reached its decision to approve the Proposal independently. No shareholder (other than members of the Board) participated in the decision.

Questions

Any questions regarding the Proposal should be directed to Bernard Marren at bernie@opti.com. However, management’s comments will be limited to the contents of this Consent Solicitation Statement.

DISCLOSURE OF INTERESTED PARTIES

Security Ownership of Certain Beneficial Owners and Management

As of the Record date, there were 11,645,903 shares of Company common stock outstanding. The following table sets forth as of March 7, 2012 information regarding the ownership of Company common stock with respect to Company officers and directors and all persons which own more than 5% of the Company’s stock.

Name of Beneficial Owner	Shares Owned	Percentage Owned
Officers and Directors
Bernard Marren	15,788	*
Kapil Nanda	4,000	*
William Welling	21,333	*
Michael Mazzoni	—	*
Stephen Diamond**	—	*

5% Owners
S. Muoio & Co., LLC	4,097,088	35.2
Raffles Associates LP	716,834	6.1
Weiss Asset Management LP	682,927	5.9
Dimension Fund Advisors Inc.	581,210	5.0

*	Represents beneficial ownership of less than 1% of the Company’s outstanding common stock.
**	Resigned from Board on November 15, 2011.

Officer Bonus Arrangements

The Company has a shareholder return bonus program (the “Bonus”) under which Bernard Marren and Michael Mazzoni receive between 1% to 3% collectively of all third party payments (“TPP”) received by the Company as a result of the Company’s intellectual property strategy. The Bonus is payable upon the earlier of (1) such time as the Company distributes TPP to its shareholders or (2) six months and one day after the Company receives the TPP at issue. The exact percentage of TPP due to Messrs. Marren and Mazzoni under the Bonus is as follows:

	Bonus Percentage Due
Amount of TPP	Bernard Marren	Michael Mazzoni
$1 - $4,980,951	1.8%	1.2%
$4,980,952 - $29,980,951	1.2%	0.8%
Amounts above $29,980,951	0.6%	0.4%

On June 13, 2011, the Company paid Messrs. Marren and Mazzoni a Bonus as disclosed in the Company’s 10-K filed June 29, 2011. One TPP of $240,000 has been received by the Company since the TPP triggering the June 13, 2011 Bonus, for which Messrs. Marren and Mazzoni will receive an aggregate Bonus of $7,200 upon distribution to shareholders. Such $7,200 will be divided between them based on the above schedule, with Mr. Marren receiving $4,320 and Mr. Mazzoni receiving $2,880. In the event the Company receives additional TPP during the Liquidation Period, Messrs. Marren and Mazzoni would be eligible for a Bonus upon the distribution of such TPP to shareholders.

Compensation

Since the Company’s managers will oversee the Company’s orderly winding up and dissolution pursuant to the Plan of Liquidation while still directing the Company’s pending litigation, the Board does not anticipate altering the base compensation to the Company’s managers.

Director Opposition

The Board unanimously approved the Proposal. No director of the Company has stated his opposition to the Company’s winding up and dissolution or to the Plan of Liquidation.

SHAREHOLDER PROPOSALS

No shareholder proposals are included in this Consent Solicitation Statement.

HOUSEHOLDING OF SOLICITATION

The Securities and Exchange Commission permits the Company to satisfy delivery requirements by delivering one consent solicitation statement with respect to two or more shareholders sharing the same address. This process, known as “householding,” potentially provides conveniences for shareholders and savings for the Company.

Only one Consent Solicitation Statement is being mailed to each address in the Company’s records representing a shareholder of record. If additional copies are required, please contact Michael Mazzoni by telephone at (650) 213-8550, by mail at One First Street, Suite 14, Los Altos, CA 94022 or by email at mmazzoni@opti.com.

Documents Incorporated by Reference

Financial statements and reports included in the Company’s Annual Report filed with the Securities and Exchange Commission on June 29, 2011 and its most recent Quarterly Report filed on February 16, 2012, are incorporated by reference in this Statement.

Exhibit A

Plan of Liquidation

PLAN OF COMPLETE LIQUIDATION AND

DISSOLUTION OF OPTi INC.

The following shall constitute the Plan of Complete Liquidation and Dissolution (the “Plan”) of OPTi Inc., a California corporation (the “Company”), pursuant to Section 1900 and other applicable provisions of the California General Corporation Law (the “California Law”) and the applicable provisions of the Internal Revenue Code, as amended (the “Code”):

1.	Adoption of Plan and Effective Date.

The Effective Date of the Plan (the “Effective Date”) shall be the date of its approval by the Company’s shareholders holding shares representing fifty percent (50%) or more of the voting power.

2.	Authorization to Implement Plan.

The Company shall have the authority to engage in such transactions as may be appropriate to consummate the liquidation and dissolution of the Company. Such transactions shall be completed upon such terms and conditions as shall be determined by the officers of the Company (each, an “Authorized Officer”), with no further approvals by shareholders except as required by law.

3.	Liquidation Period.

The Company shall take all actions to complete the liquidation and dissolution by the last day of the third year ending after the close of the taxable year during which the first liquidating distribution is made (the “Liquidation Period”).

4.	Provisions for Liabilities.

Within the Liquidation Period, the Company shall pay or discharge, or otherwise provide for the payment or discharge of, the Company’s liabilities and obligations, including contingent liabilities and obligations, in such manner as may be determined by any Authorized Officer, which manner may include the assumption of any such liabilities or obligations by one or more shareholders as any Authorized Officer and such assuming shareholder or shareholders may agree.

5.	Distribution to Shareholders.

After provision for liabilities as provided in Paragraph 4, but in any event within the Liquidation Period, the Company shall transfer, convey and deliver to its shareholders all of the assets (including cash) of the Company in such manner as may be determined by any Authorized Officer, and distributions during the Liquidation Period (whether or not in exchange for shares) shall be treated as being made pursuant to this Plan.

6.	Amendment or Abandonment of Plan.

The Board of Directors (the “Board”) may modify or amend the Plan (other than Paragraphs 6 or 7 hereof) at any time without shareholder approval if in the judgment of the Board such action would be in the best interests of the Company or its shareholders. If any amendment or modification appears necessary and in the judgment of the Board will adversely affect the interests of the shareholders, such an amendment or modification will be submitted to the shareholders for approval.

7.	Dissolution.

Upon the taking of all acts required to be taken under the California Law, any Authorized Officer shall file a Certificate of Dissolution of the Company in accordance with Section 1905 and other applicable provisions of the California Law, thereby effecting the dissolution of the Company.

8.	Income Tax Treatment.

The Company intends that the transactions contemplated by this Plan (including all distributions to its shareholders) shall be made as part of (and in furtherance of) a complete liquidation of the Company as described in Sections 331 and 336 of the Code and the comparable provision of applicable state or local tax law. In furtherance of the foregoing, the Board and each Authorized Officer shall take all actions prescribed by Section 6043(a) of the Code (and the corresponding provision of applicable state and local tax law), including filing an IRS Form 966 (and comparable state or local tax forms) within thirty (30) days of the adoption of this Plan (and of any amendments thereto).

9.	Additional Authorization.

The Board or any Authorized Officer is additionally authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and to take such other actions as the Board or any Authorized Officer deems necessary or appropriate in order to insure that the provisions of the Plan are carried out and to effect the complete liquidation and dissolution of the Company in accordance with Section 1900 and other applicable provisions of the California Law and the Code.

Exhibit B

Written Consent Form

WRITTEN CONSENT OF THE SHAREHOLDERS

TO VOLUNTARILY WIND UP AND DISSOLVE OPTi INC.

This consent accompanies and is part of the OPTi Inc. Consent Solicitation Statement dated March 19, 2012.

PLEASE INITIAL, DATE, SIGN, AND RETURN THIS CONSENT BY EMAIL (IN PDF) OR FACSIMILE TO:

OPTi Inc,

Attn: Michael Mazzoni

Email: mmazzoni@opti.com

Fax: (650) 213-8551

INSTRUCTIONS: PLEASE ACKNOWLEDGE YOUR CONSENT FOR THE MATTER LISTED BELOW BY PLACING YOUR INITIALS IN THE SPACE PROVIDED AND SIGNING BELOW. Capitalized terms not defined herein shall have the meanings set forth in the Consent Solicitation Statement delivered herewith.

Consent to Voluntarily Wind Up and Dissolve the Company and Adopt Plan of Liquidation

(Initial)	I hereby consent to the Company’s election to voluntarily wind up and dissolve pursuant to the Plan of Liquidation and authorize the Company and its directors and officers to execute, deliver and file any and all documents or certificates and to take whatever action is deemed necessary or advisable in order to carry out and perform the foregoing.

I HEREBY AGREE TO BE BOUND BY THE WRITTEN CONSENT SPECIFIED ABOVE WITH RESPECT TO ALL OF MY SHARES OF COMMON STOCK OF THE COMPANY.

Signature

Print Name:

Number of Shares Held*:	Date:

*If your shares are held in street name, please state the name, address and telephone number of the holder of record:

Name:

Address:

Telephone Number: